EXHIBIT 99.1

SatCon Receives over $ 1.3 Million in New Fuel Cell Electronics Orders

BOSTON—(BUSINESS WIRE)—Aug. 30, 2005—SatCon Technology Corporation(R) (Nasdaq NM: SATC), a developer and manufacturer of power electronics and motors for the alternative energy markets, announced that it has received a new purchase order totaling in excess of $1.3 million for its fuel cell Power Conditioning Units (PCUs). Delivery of the units is scheduled over the next six to twelve months.

The PCUs are designed for use with alternative energy power systems to generate electrical power in office buildings, small factories, hotels and similar facilities. These systems need high-power, high-reliability electronics and controls to convert their power to useable AC power that can then be delivered to the individual user or application. SatCon’s electronics enable these alternative energy systems to be utility grid compatible in order to be tied to the existing electric utility grid. Alternative energy systems can alleviate congestion on highly loaded utility distribution networks and offer an alternative to power line extensions in remote areas.

“Sales for our PCUs for alternative energy applications are strong and growing,” said Millard Firebaugh, President and COO of SatCon Technology Corporation. “SatCon has sold over 100 units at the 30 to 225 kilowatts power levels and 40 units at power levels above 300 kilowatts since we entered the PCU market for alternative energy applications including fuel cells, solar-photovoltaics and advanced battery applications. The world-wide market for higher power PCUs, by various analysts’ estimates will grow from about $95 million per year to over $575 million per year over the next six years. Good news for SatCon.”

About SatCon Technology Corporation

SatCon Technology Corporation is a developer and manufacturer of electronics and motors for the Alternative Energy, Hybrid-Electric Vehicle, Grid Support, High Reliability Electronics and Advanced Power Technology markets. For further information, please visit the SatCon website at www.satcon.com.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as “believes,” “expects,” “plans,” “anticipates” and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation. Additional information concerning risk factors is contained from time to time in the Company’s SEC filings. The Company expressly disclaims any obligation to update the information contained in this release.

CONTACT: SatCon Technology Corporation
Dave Eisenhaure, 617-897-2400
or
IR Contact
Aurelius Consulting
Chris Bermudez, 407-644-4256
www.runonideas.com

SOURCE: SatCon Technology Corporation